UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2011
PINNACLE ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13641	95-3667491

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8918 Spanish Ridge Avenue, Las Vegas, Nevada	89148

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (702) 541-7777
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On September 15, 2011, Pinnacle Entertainment, Inc. a Delaware corporation (“Pinnacle”), and the St. Louis County Port Authority (the “St. Louis County”) entered into an Eighth Amendment (the “Eighth Amendment”) to the Lease and Development Agreement, dated as of August 12, 2004, as amended from time to time (the “Development Agreement”), relating to Pinnacle’s River City project. The Development Agreement provides that the project is to be developed in two phases for an aggregate investment of at least $450 million. In the first phase, Pinnacle is required to invest at least $375 million to: (a) construct a gaming and multi-use facility; (b) perform environmental remediation on the site of the project; (c) contribute $5.1 million for the construction of community and recreational facilities; (d) develop and construct a hatch shell; and (e) construct a roadway into the project. Pursuant to the Eighth Amendment, Pinnacle’s obligation to complete the hatch shell was eliminated. Pinnacle has invested $375 million and has completed each of its obligations in the first phase of the project.
Pursuant to the Eighth Amendment, Pinnacle is required to invest at least $75 million in the second phase of the project to construct: (a) a hotel with a minimum of 200 rooms; (b) a meeting room/event space with at least 10,000 square feet; and (c) a parking garage with a minimum of 1,600 parking spaces. Management expects that the cost of the second phase will be approximately $82 million and there will be approximately 1,700 parking spaces when the parking garage is completed. Prior to the Eighth Amendment, Pinnacle was required to invest at least $75 million to construct a hotel with a minimum of 100 rooms and other amenities to be mutually agreed upon by Pinnacle and the St. Louis County.
Pursuant to the Eighth Amendment, Pinnacle is required to achieve substantial completion of the second phase by October 31, 2013. Prior to the Eighth Amendment, Pinnacle was required to complete the second phase of the project within three years following March 4, 2010. In the event that second phase is not substantially completed by October 31, 2013, Pinnacle is required to pay liquidated damages of $2 million beginning on November 1, 2013. In each subsequent year that the second phase is not opened, the amount of liquidated damages increases by $1 million: $3 million in 2014, $4 million in 2015, $5 million in 2016 and $6 million in 2017. As a result, the maximum amount of liquidated damages that Pinnacle would have to pay if the second phase is not completed is $20 million.
The foregoing description of the Eighth Amendment does not purport to be complete and is qualified in its entirety by reference to the Eighth Amendment, which is attached as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	Eighth Amendment to Lease and Development Agreement, dated September 15, 2011, by and between the St. Louis County Port Authority and Pinnacle Entertainment, Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC. (Registrant)
Date: September 16, 2011	By:	/s/ John A. Godfrey
John A. Godfrey,
Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 10.1	Eighth Amendment to Lease and Development Agreement, dated September 15, 2011, by and between the St. Louis County Port Authority and Pinnacle Entertainment, Inc.